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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                             TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 31, 2001

                                  Hadron, Inc.

             (Exact name of registrant as specified in its charter)


           New York                      0-5404                   11-2120726
-------------------------------  ------------------------    -------------------
  (State or other jurisdiction   (Commission File Number)       (IRS Employer
       of incorporation)                                     Identification No.)

      5904 Richmond Highway, Suite 300, Alexandria, VA           22309
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          (Address of principal executive offices)             (Zip Code)


                                 (703) 329-9400
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              (Registrant's telephone number, including area code)


                                       N/A
--------------------------------------------------------------------------------
      (Former name, former address and former fiscal year, if changed since last report)


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Item 5.   Other Events.

     Hadron, Inc. (OTC:BB:HDRN) announced on November 1, 2001 that it had entered into an Agreement and Plan of Merger dated as of October 31, 2001 (the "Plan") with Analex Corporation and its equity holders pursuant to which Analex Corporation will be merged with and into a wholly-owned subsidiary of Hadron. Analex Corporation is a privately-held engineering and program management firm whose principal customers are NASA and the U.S. intelligence community.

     Under the terms of the Plan, the shareholders representing all of the outstanding equity of Analex Corporation (the "Sellers") shall exchange their Analex equity on a pro rata basis for approximately $6.5 million in a combination of cash and the satisfaction of certain liabilities of Analex as well as approximately 3.6 million shares of Hadron Common Stock, par value $0.02 per share ("Hadron Common Stock"). Of the approximately 3.6 million Hadron Common Stock to be issued to the holders of Analex equity, 857,143 shares shall be subject to a provision by which Hadron will guarantee for a five year period to reimburse the Sellers the difference between the price at which they sell such shares and a guaranteed sales price ranging from $1.60 to $2.20 per share ("Guaranteed Shares"), if such shares are sold within such period and if certain other conditions are satisfied.

     In addition, Hadron will issue promissory notes to certain Sellers totaling $772,085 with a five year term and entered into non-competition agreements with these Sellers for total payments of $540,000. Hadron has offered at-will part-time employment agreements to four officers of Analex, three of which contain incentive bonus provisions relating to the achievement of certain performance goals. Finally, while Analex must have at least a prescribed minimum tangible net worth at closing, Hadron is permitting Analex to have indebtedness at closing of up to $2.8 million.

     To finance the Merger, Hadron has negotiated a new senior credit facility with Bank of America, N.A. in the amount of $7.5 million, comprised of (i) a term loan note in the amount of $3.5 million and (ii) a revolving line of credit at $4 million. Bank of America has required Hadron to obtain personal guarantees in the amount of $2 million, which Hadron has procured from two individuals (one of whom is a director of Hadron) in exchange for an annual fee and the issuance of warrants to purchase Hadron Common Stock at an exercise price of $0.02 per share with the number of warrants to be based on the duration of the guarantees and a formula related to valuing Hadron. In addition, Hadron will issue shares of common stock for aggregate consideration of approximately $4 million through a private placement consisting of (i) Hadron Common Stock at a price of $1.14 per share to purchasers who purchased less than $500,000 worth thereof or (ii) units consisting of Hadron Common Stock and warrants to purchase 0.2061 shares of Hadron Common Stock at an exercise price of $0.02 per share for each share purchased at a price of $1.14 per unit for purchasers who purchased $500,000 or more of Hadron's equity. Two of such purchasers are directors or affiliates of a director.

     The Merger is subject to various customary terms, conditions, covenants, indemnities and events and is anticipated to close in early November 2001.

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Item 7.   Financial Statements and Exhibits

          (c)  Press Release dated November 1, 2001 is included herein as
               Exhibit 99.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       HADRON, INC.

Date: November 5, 2001                 By:  /s/ Sterling Phillips
                                            -----------------------
                                            Sterling Phillips
                                            Chief Executive Officer

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                                INDEX TO EXHIBITS

Exhibit No.         Exhibit
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    99              Press Release dated November 1, 2001